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                                                                    EXHIBIT 99.1



                     [AMERICA SERVICE GROUP INC. LETTERHEAD]

[AMERICA SERVICE GROUP INC. LOGO]

                                  NEWS RELEASE

FOR RELEASE:        JANUARY 20, 1998
                    IMMEDIATE

    CONTACT:        BRUCE A. TEAL
                    VICE PRESIDENT FINANCE
                    (615) 376-1361

                      AMERICA SERVICE GROUP INC. ANNOUNCES
               ADJOURNMENT OF ITS SPECIAL MEETING OF STOCKHOLDERS


NASHVILLE, TN (January 20, 1998) - America Service Group Inc. (NASDAQ:ASGR) announced today the final adjournment of its Special Meeting of Stockholders, which was scheduled to consider a merger between ASG and MedPartners, Inc. (NYSE:MDM). Scott L. Mercy, President and Chief Executive Officer of ASG, stated that MedPartners and ASG are in discussions regarding the Merger Agreement and appropriate resolution of related matters.

Accordingly, the parties have entered into a Consent and Agreement regarding the Merger Agreement which provides that the final adjournment of the Special Meeting of Stockholders by ASG will not constitute a breach by ASG of its obligations under the Merger Agreement and that ASG may terminate the Merger Agreement if for thirty consecutive trading days the arithmetic average closing price of MedPartners Common Stock is less than $17.50, without reference to the holding of the Special Meeting of Stockholders.

ASG will not have any further comment on its discussions with MedPartners until such time as a definitive agreement is reached regarding the Merger Agreement or the Merger Agreement is terminated.

America Service Group Inc. is a leading national provider of correctional health care services in the United States. America Service Group contracts with state, county and local government agencies to provide a wide range of on-site health care programs as well as off-site hospitalization and specialty outpatient care. The company employs 1500 medical, professional, and support staff nationally.